CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee[1]

Senior Floating Rate Notes Due 2009	$250,000,000	$26,750.00

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $26,750.00 fee with respect to the $250,000,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,425,046.34 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 61 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated May 17, 2006
Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes Due 2009

     We, Morgan Stanley, may not redeem the Medium-Term Notes, Series F, Senior Floating Rate Notes due 2009 prior to the maturity date. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

Principal Amount:	$250,000,000	Initial Interest Reset
		Date:	May 23, 2006
Maturity Date:	May 22, 2009
		Interest Reset Dates:	Each business day
Settlement Date
(Original Issue		Interest Reset Period:	Daily
Date):	May 22, 2006
Interest Determination
Interest Accrual Date:	May 22, 2006	Dates:	The business day prior to each
interest reset date
Issue Price:	100%
		Reporting Service:	Telerate (Page 5)
Interest Payment
Dates:	The 22nd day of each month,	Book-Entry Note or
	beginning June 22, 2006	Certificated Note:	Book-entry note

Interest Payment		Senior Note or
Period:	Monthly	Subordinated Note:	Senior note

Base Rate:	Federal funds (open) rate	Calculation Agent:	JPMorgan Chase Bank, N.A.
(formerly known as JPMorgan
Index Maturity:	N/A		Chase Bank)

Index Currency:	N/A	Minimum
		Denomination:	$1,000
Spread
(Plus or Minus):	Plus 0.19% per annum	Specified Currency:	U.S. dollars

Initial Interest Rate:	The federal funds (open) rate	Business Day:	New York
plus 0.19%; to be determined on
	the business day prior to the	CUSIP:	617446ZH5
original issue date
		Other Provisions:	None

(continued on next page)

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

LOOP CAPITAL MARKETS LLC	RAMIREZ & CO., INC.

United States Federal Income Taxation

     The notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Floating Rate Notes.”

     If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Information Concerning Plan of Distribution

     On May 17, 2006 we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes Due 2009 set forth opposite their respective names below at a net price of 99.80%, which we refer to as the “purchase price.” The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.20% of the principal amount of the Senior Floating Rate Notes Due 2009.

Name	Principal Amount of Senior Floating Rate Notes Due 2009

Morgan Stanley & Co. Incorporated	$245,000,000
Loop Capital Markets LLC	2,500,000
Samuel A. Ramirez & Company, Inc.	2,500,000
Total	$250,000,000

PS-2